Exhibit 99.1

Banzai Signs Acquisition of Vidello, Growing TTM Revenue 59% to $17.3M and Adding $2.3M in EBITDA

Banzai to Expand Portfolio with Vidello: Next-Generation Video Creation, Editing, and Marketing Suite. Expected to add $6.5M in Revenue and $2.3M in EBITDA for the TTM Through September 30, 2024

SEATTLE – December 20, 2024 – Banzai International, Inc. (NASDAQ: BNZI) (“Banzai” or the “Company”), a leading marketing technology company that provides essential marketing and sales solutions, today announced that it has signed a definitive agreement to acquire Vidello, a technology provider of video hosting and marketing suite solutions for businesses.

The acquisition is expected to grow revenue by $6.5M and increase EBITDA by $2.3M for the twelve-month period ended September 30, 2024 on a pro-forma basis. Vidello financials are preliminary and unaudited, and subject to adjustment. Banzai will pay up to an aggregate of $7M in a mix of cash equity to Vidello’s shareholders, subject to certain holdback amounts and future performance targets.

Based in London, Vidello offers a comprehensive video hosting and marketing suite that provides entrepreneurs, startups, agencies, and online businesses with tools to grow their businesses. Vidello’s key offerings include:

●	CreateStudio: An award-winning video creation app that allows users to easily produce eye-catching 3D character video content for social media and websites.
●	PhotoVibrance: A tool that transforms static images into moving motion pictures to capture attention.
●	Twinkle: An all-in-one audio platform for creators and agencies, featuring premium royalty-free music tailored for video projects.
●	Vidello: A 3-in-1 video hosting, player, and collaboration tool that allows users to showcase videos with a customizable, lightning-fast player. Features include a collaboration portal and in-play marketing calls-to-action for lead generation and sales optimization.

Vidello has over 90,000 customers. Their flagship CreateStudio product has been named a Top 3 Best Rated product in the video maker category by Capterra1, and a High Performer by G22.

“We’re doubling down on building the best suite of video products by adding Vidello. We believe that Vidello has created the best product in the world for making amazing 3D videos,” said Joe Davy, Founder and CEO of Banzai. Mr. Davy expressed his further excitement about the acquisition by stating his belief that “Video content is the future of marketing across every platform. Vidello’s products make it significantly easier to create stunning, attention-grabbing video content without any technical expertise.”

1 Source: https://www.capterra.com/p/203897/Create-Studio/

2 Source: https://www.g2.com/products/create-studio/reviews

Josh Ratta, Co-Founder and CEO of Vidello, commented, “Having established a strong presence in the video space, we’re thrilled to partner with Banzai. This collaboration comes at the perfect time, offering an exciting opportunity to expand our video tools and reach a wider audience. By integrating Vidello’s capabilities with Banzai’s AI-powered platform, we strive to help businesses create and host engaging videos that elevate their marketing efforts.”

Banzai’s vision is to build a comprehensive suite of AI-powered marketing tools that make marketers lives faster and easier. The Vidello acquisition will play a pivotal role in accelerating revenue growth by delivering innovative solutions to our customers.

Transaction Details

Under the terms of the agreement, the aggregate merger consideration shall be up to $5.5M in cash (subject to certain holdback amount as set forth in the acquisition agreement) and a number of shares of Banzai Class A Common Stock, and/or Pre-Funded Warrants in lieu thereof, equal to $1.5 million. Additional details regarding the acquisition are included in the Company’s Form 8-K filed with the Securities and Exchange Commission on December 20, 2024. The transaction is expected to close in December 2024, subject to the satisfaction of customary closing conditions.

About Vidello

Vidello is a video hosting and marketing suite which provides online businesses with the essential marketing and hosting tools to assist in growing business through video. To learn more about the company visit www.vidello.com.

About Banzai

Banzai is a marketing technology company that provides AI-enabled marketing and sales solutions for businesses of all sizes. On a mission to help their customers grow, Banzai enables companies of all sizes to target, engage, and measure both new and existing customers more effectively. Banzai customers include Cisco, New York Life, Hewlett Packard Enterprise, Thermo Fisher Scientific, Thinkific, Doodle and ActiveCampaign, among thousands of others. Learn more at www.banzai.io. For investors, please visit https://ir.banzai.io.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often use words such as “believe,” “may,” “will,” “estimate,” “target,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “propose,” “plan,” “project,” “forecast,” “predict,” “potential,” “seek,” “future,” “outlook,” and similar variations and expressions. Forward-looking statements are those that do not relate strictly to historical or current facts. Examples of forward-looking statements may include, among others, statements regarding Banzai International, Inc.’s (the “Company’s”): future financial, business and operating performance and goals; annualized recurring revenue and customer retention; ongoing, future or ability to maintain or improve its financial position, cash flows, and liquidity and its expected financial needs; potential financing and ability to obtain financing; acquisition strategy and proposed acquisitions and, if completed, their potential success and financial contributions; strategy and strategic goals, including being able to capitalize on opportunities; expectations relating to the Company’s industry, outlook and market trends; total addressable market and serviceable addressable market and related projections; plans, strategies and expectations for retaining existing or acquiring new customers, increasing revenue and executing growth initiatives; and product areas of focus and additional products that may be sold in the future. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements. Factors that may cause actual results to differ materially include changes in the markets in which the Company operates, customer demand, the financial markets, economic, business and regulatory and other factors, such as the Company’s ability to execute on its strategy. More detailed information about risk factors can be found in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and in other reports filed by the Company, including reports on Form 8-K. The Company does not undertake any duty to update forward-looking statements after the date of this press release.

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

BNZI@mzgroup.us

www.mzgroup.us

Media

Rachel Meyrowitz

Director, Demand Generation, Banzai

media@banzai.io